UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2011

VESTIN REALTY MORTGAGE II, INC.
 (Exact name of registrant as specified in its charter)

Maryland	333-125121	61-1502451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 WEST SUNSET ROAD, SUITE 200
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2011, the Board of Directors appointed Eric Bullinger as our Chief Financial Officer. Mr. Bullinger, 40, will also serve as the Chief Financial Officer of Vestin Realty Mortgage I, Inc. and the equivelant of the Chief Financial Officer of Vestin Fund III, LLC. Mr. Bullinger’s services are furnished to us pursuant to an accounting services agreement entered into by our manager and Strategix Solutions, LLC (“Strategix Solutions”). Strategix Solutions is managed by LL Bradford & Company (“LL Bradford”), a certified public accounting firm, and provides accounting and financial reporting services on our behalf. Mr. Bullinger has worked for LL Bradford for approximately 11 years. Mr. Bullinger has overseen various audit engagements of public companies, as well as non-public companies. Mr. Bullinger will be compensated by Strategix Solutions; he will not receive any compensation from us for his services as our Chief Financial Officer.  Strategix Solutions is compensated by our manager for accounting services provided to us as well as for services provided to Vestin Realty Mortgage I, Inc and Vestin Fund III, LLC.

Item 8.01. Other Events

The Board of Directors of the Company also announced that it has appointed a Special Committee consisting of Rick Zaffarese Leavitt (chairman), Roland Sansone and John Dawson to enter into negotiations with Vestin Realty Mortgage I, Inc. regarding a proposed stock for stock merger.  In furtherance of the proposed merger, the Company has engaged EdgeRock Realty Advisors, LLC as its financial advisor and Latham and Watkins as counsel to the Special Committee. The primary purpose of the proposed merger is the potential cost savings and operating synergies that could be achieved through a combination with Vestin Realty Mortgage I, Inc. Any decision with respect to the proposed merger with Vestin Realty Mortgage I, Inc will be subject to the approval of the special committee and stockholders of Vestin Realty Mortgage I, Inc as well as the approval of our special committee and stockholders. There can be no assurance that the proposed merger will be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN REALTY MORTGAGE II, INC.

	By	Vestin Mortgage, Inc., its sole manager

Date: January 27, 2011	By	/s/ Eric Bullinger
Eric Bullinger
Chief Financial Officer